Exhibit 99.1

Warrior Reports Third Quarter 2023 Results
Eliminates excess inventory as quarterly sales volumes rise 51% to 2.3 million short tons
Reduces debt leverage by nearly 50% or $146.1 million

BROOKWOOD, AL - November 1, 2023 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2023. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the third quarter of 2023 of $85.4 million, or $1.64 per diluted share, a decrease from net income of $98.4 million, or $1.90 per diluted share, in the third quarter of 2022. Adjusted net income per share for the third quarter of 2023 was $1.85 per diluted share compared to adjusted net income per share of $2.10 per diluted share in the third quarter of 2022. The Company reported Adjusted EBITDA of $145.8 million in the third quarter of 2023 compared to Adjusted EBITDA of $171.6 million in the third quarter of 2022. Warrior’s quarterly sales volumes rose 51% to 2.3 million short tons and the Company produced 1.9 million short tons.

“As evidenced by our sales volumes, demand for shipments from our global contracted steelmaking customers as well as for spot cargoes from Asia was strong,” commented Walt Scheller, CEO of Warrior. “We continued to see improved performance from our transportation partners and at the McDuffie Terminal, which allowed us to ship more volume and reduce our excess inventory. Warrior has had a larger ratio of spot volume this quarter, mainly due to the end of the strike and the quality change at Mine 4. Normally, we sell most of our spot volumes into our natural markets of Europe and South America, but both regions have offered a limited number of spot transactions this year. As such, Warrior has directed the majority of its spot business to China, India and other South Asian countries. However, our average net selling price was impacted by the freight differentials associated with the Pacific Basin, and in particular China, additionally impacted by the negative arb in relation to the PLB FOB Australia.

We believe the rapid and steep rise in the PLV Index price is based upon strong demand from China and India, supply disruptions out of Australia, specifically for premium hard coking coals, and a severe lack of liquidity supporting the inadequate index system.

Also of note, we successfully executed tender offers for our senior secured notes as part of our ongoing commitment to effectively manage our balance sheet. By taking advantage of favorable market conditions, we reduced our leverage by $146.1 million, or nearly 50%, enhancing our already strong debt to equity ratio,” Mr. Scheller concluded.

Operating Results
Sales volume in the third quarter of 2023 was 2.3 million short tons compared to 1.5 million short tons in the third quarter of 2022, representing a 51% increase. The 51% increase in sales volume was driven by continued improved performance by our rail transportation provider and the McDuffie Terminal, which enabled Warrior to export more product and draw down excess inventory. In addition, higher production was primarily due to both Mine No. 4 and Mine No. 7 operating at higher capacity levels in this quarter as a result of additional employees returning from the labor strike. The Company produced 2.0 million short tons of steelmaking coal in the third quarter of 2023 compared to 1.6 million short tons in the third quarter of 2022, representing a 21% increase. Inventory levels decreased to 489 thousand short tons as of September 30, 2023 from 760 thousand short tons as of June 30, 2023.

Additional Financial Results
Total revenues were $423.5 million for the third quarter of 2023, which compares to total revenues of $390.2 million in the third quarter of 2022. The average net selling price of the Company's steelmaking coal decreased 26% from $248.13 per short ton in the third quarter of 2022 to $184.71 per short ton in the third quarter of 2023 due to record high steelmaking coal market pricing last year.

Cost of sales for the third quarter of 2023 were $260.4 million compared to $203.4 million for the third quarter of 2022. Cash cost of sales (free-on-board port) for the third quarter of 2023 were $258.8 million, or 62% of mining revenues, compared to $202.0 million, or 54% of mining revenues in the same period of 2022. Cash cost of sales (free-on-board port) per short ton decreased to $114.66 in the third quarter of 2023 from $134.78 in the third quarter of 2022, primarily attributable to a decrease in average net selling prices and its effect on Warrior's variable cost structure, primarily for wages, transportation and royalties. Those decreases were offset partially by additional employee-related costs associated with a 44% increased headcount, which primarily comprised of the returning employees from the labor strike.

Selling, general and administrative expenses for the third quarter of 2023 were $11.1 million, or 2.6% of total revenues and were slightly higher than the same period last year due to higher employee-related costs.

Depreciation and depletion expenses for the third quarter of 2023 were $34.0 million, or 8.0% of total revenues and were flat on a percentage basis with the prior year comparable quarter. Warrior recorded net interest income of $7.3 million during the third quarter of 2023, which compares to net interest expense in the prior year of $5.7 million. Interest income earned on our cash investments in the current quarter exceeded interest expense on our outstanding notes and equipment leases.

Business interruption expenses were $0.3 million in the third quarter, representing ongoing legal expenses associated with labor negotiations. In the prior year comparable quarter, these expenses represent non-recurring expenses for incremental safety, security, legal and labor negotiations and other expenses that were directly attributable to the labor strike.

The loss on early extinguishment of debt of $11.7 million resulted from the extinguishment of $146.1 million of our 7.875% Senior Secured Notes due 2028 ("Notes") from the Restricted Payment Offer (as defined below) and Concurrent Tender Offer (as defined below) that concluded in September. The loss represents the premiums paid to retire the debt, accelerated amortization of debt discount, and fees incurred in connection with the transaction.

Income tax expense was $16.8 million in the third quarter of 2023 on income of $102.2 million primarily driven by an income tax benefit for depletion expense and foreign-derived intangible income.

Cash Flow and Liquidity
The Company generated cash flows of $138.6 million from operating activities in the third quarter of 2023, compared to $247.2 million in the third quarter of 2022. Capital expenditures and mine development for the third quarter of 2023 were $112.3 million, primarily reflecting the development of the Blue Creek reserves, resulting in free cash flow of $26.2 million. Capital expenditures during the third quarter of 2023 for the development of Blue Creek were $65.8 million, total $191.3 million year-to-date and $238.4 million project-to-date.

Net working capital, excluding cash, for the third quarter of 2023 increased by $8.8 million from the second quarter of 2023, primarily reflecting higher trade accounts receivable due to higher sales volumes and the timing of sales partially offset by the draw down of inventories.

Cash flows used in financing activities for the third quarter of 2023 were $166.8 million, primarily due to the retirement of debt and related fees in connection with the consummation of the Restricted Payment Offer and Concurrent Tender Offer of $154.4 million, principal repayments of financing lease obligations of $8.8 million and the payment of the regular quarterly dividend totaling $3.7 million.

The Company’s total liquidity as of September 30, 2023 was $810.1 million, consisting of cash and cash equivalents of $686.8 million and available liquidity under its existing Second Amended and Restated Asset-Based Revolving Credit Agreement (as amended, the “ABL Facility”) of $123.3 million, which is net of outstanding letters of credit of $8.7 million.

Restricted Payment Offer and Concurrent Tender Offer
On September 8, 2023, the Company announced the results of its offer to purchase (the "Restricted Payment Offer"), in cash, up to $150.0 million principal amount of the Company's Notes, at a repurchase price of 103% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to but not including the date of repurchase thereof and the results of its cash tender offer (the "Tender Offer" and, together with the Restricted Payment Offer, the "Offers") to purchase up $150.0 million principal amount of the Notes at a repurchase price of 104.25% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to but not including the date of repurchase thereof.

The financial result of the Offers was the early extinguishment of debt of $146.1 million and a loss on the early extinguishment of debt of $11.7 million. In addition, the Company will have the ability from time to time to make one or more restricted payments in the form of special dividends to holders of the Company's common stock and/or repurchases of the Company's common stock in the aggregate amount of up to $299.9 million consistent with the terms of the Capital Allocation Policy adopted by our Board of Directors (the "Board"). Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Board and subject to a number of factors including business and market conditions, future financial performance and other strategic investment opportunities.

Capital Allocation
On October 24, 2023, our Board declared a regular quarterly cash dividend of $0.07 per share, totaling approximately $3.7 million, which will be paid on November 10, 2023, to stockholders of record as of the close of business on November 3, 2023.

Company Outlook
The Company has updated its guidance for the full year 2023 as indicated below. The only updates were attributed to mine development costs and interest income, net.

Coal sales	7.1 - 7.7 million short tons
Coal production	6.8 - 7.4 million short tons
Cash cost of sales (free-on-board port)	$113 - $125 per short ton
Capital expenditures for existing mines	$95 - $105 million
Blue Creek project and other discretionary capital expenditures	$325 - $380 million
Mine development costs	$32 - $36 million
Selling, general and administrative expenses	$42 - $48 million
Interest income, net	$20 - $24 million
Income tax expense	14% - 18%
Key factors that may affect outlook include:
•One planned longwall move in Q4,
•HCC index pricing,
•Exclusion of other non-recurring costs,
•Terms of any new labor contract, and
•Inflationary pressures.
The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $95 - $105 million, including regulatory and gas requirements, and capital spending of $325 - $380 million for the development of the Blue Creek reserves and other discretionary capital expenditures such as final payments on two new sets of longwall shields originally purchased in 2022, and the final 4 North bunker construction. The Company currently expects discretionary capital expenditures in 2024 to be less than 2023 and mainly consist of the development of the Blue Creek reserves, which is subject to change.

The Company's revised outlook and guidance for 2023 is subject to many risks that may impact performance, including the ongoing labor matters noted above, ongoing mechanical issues at the McDuffie Terminal at the Port of Mobile, market conditions in the steel and met coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements below.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its third quarter 2023 results today, November 1, 2023, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on November 1, 2023 until 6:30 p.m. ET on November 8, 2023. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 7945908.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2023 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, the Company's future ability to return excess cash to stockholders, as well as statements regarding production, inflationary pressures, the development of the Blue Creek project, and the outcome of the ongoing negotiations with the labor union representing certain of our hourly employees, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of global pandemics, such as the novel coronavirus ("COVID-19") pandemic, on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2022 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Revenues:
Sales	$416,888	$371,944	$1,288,412	$1,377,665
Other revenues	6,599	18,236	24,409	16,323
Total revenues	423,487	390,180	1,312,821	1,393,988
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	260,376	203,441	723,458	529,869
Cost of other revenues (exclusive of items shown separately below)	9,855	8,417	32,803	26,120
Depreciation and depletion	34,020	30,805	101,783	86,973
Selling, general and administrative	11,138	10,557	38,826	36,985
Business interruption	347	7,106	8,101	20,084
Idle mine	—	5,418	—	10,141
Total costs and expenses	315,736	265,744	904,971	710,172
Operating income	107,751	124,436	407,850	683,816
Interest income (expense), net	7,273	(5,701)	14,922	(20,706)
Loss on early extinguishment of debt	(11,699)	—	(11,699)	—
Other (expense) income	(1,102)	—	(881)	675
Income before income tax expense	102,223	118,735	410,192	663,785
Income tax expense	16,841	20,332	60,439	122,141
Net income	$85,382	$98,403	$349,753	$541,644
Basic and diluted net income per share:
Net income per share—basic	$1.64	$1.91	$6.73	$10.49
Net income per share—diluted	$1.64	$1.90	$6.72	$10.48
Weighted average number of shares outstanding—basic	52,019	51,654	51,958	51,612
Weighted average number of shares outstanding—diluted	52,111	51,744	52,028	51,699
Dividends per share:	$0.07	$0.86	$1.09	$1.48

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Tons sold	2,257	1,499	5,984	4,169
Tons produced	1,993	1,643	5,676	4,847
Average net selling price	$184.71	$248.13	$215.31	$330.45
Cash cost of sales (free-on-board port) per short ton(2)	$114.66	$134.78	$120.21	$126.23
Cost of production %	62%	53%	60%	50%
Transportation and royalties %	38%	47%	40%	50%
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Cost of sales	$260,376	$203,441	$723,458	$529,869
Asset retirement obligation accretion	(540)	(493)	(1,619)	(1,480)
Stock compensation expense	(1,049)	(909)	(2,531)	(2,136)
Cash cost of sales (free-on-board port)(2)	$258,787	$202,039	$719,308	$526,253

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Net income	$85,382	$98,403	$349,753	$541,644
Interest (income) expense, net	(7,273)	5,701	(14,922)	20,706
Income tax expense	16,841	20,332	60,439	122,141
Depreciation and depletion	34,020	30,805	101,783	86,973
Asset retirement obligation accretion	990	900	2,886	2,666
Stock compensation expense	2,258	2,599	14,533	14,250
Other non-cash accretion	414	348	1,241	1,042
Mark-to-market (gain) loss on gas hedges	—	—	(1,227)	27,708
Business interruption	347	7,106	8,101	20,084
Idle mine expense	—	5,418	—	10,141
Loss on early extinguishment of debt	11,699	—	11,699	—
Other expenses (income)	1,102	—	881	(675)
Adjusted EBITDA(3)	$145,780	$171,612	$535,167	$846,680
Adjusted EBITDA margin(4)	34.4%	44.0%	40.8%	60.7%
(3)  Adjusted EBITDA is defined as net income before net interest (income) expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market (gain) loss on gas hedges, business interruption expenses, idle mine expenses, loss on early extinguishment of debt and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Net income	$85,382	$98,403	$349,753	$541,644
Business interruption, net of tax	296	5,798	6,908	16,388
Idle mine, net of tax	—	4,421	—	8,275
Loss on extinguishment of debt, net of tax	9,976	—	9,976	—
Other expenses (income), net of tax	940	—	751	(551)
Adjusted net income(5)	$96,594	$108,622	$367,388	$565,756

Weighted average number of shares outstanding—basic	52,019	51,654	51,958	51,612
Weighted average number of shares outstanding—diluted	52,111	51,744	52,028	51,699

Adjusted net income per share—basic	$1.86	$2.10	$7.07	$10.96
Adjusted net income per share—diluted	$1.85	$2.10	$7.06	$10.94
(5)    Adjusted net income is defined as net income net of business interruption expenses, idle mine expenses, loss on extinguishment of debt and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
OPERATING ACTIVITIES:
Net income	$85,382	$98,403	$349,753	$541,644
Non-cash adjustments to reconcile net income to net cash provided by operating activities	63,940	56,455	184,908	233,009
Changes in operating assets and liabilities:
Trade accounts receivable	(60,592)	79,831	(116,298)	(93,022)
Inventories	27,127	(4,313)	35,624	(73,258)
Prepaid expenses and other receivables	2,647	(1,362)	(515)	8,879
Accounts payable	10,228	7,606	7,065	6,609
Accrued expenses and other current liabilities	11,800	13,283	(10,505)	20,044
Other	(1,958)	(2,719)	5,986	3,005
Net cash provided by operating activities	138,574	247,184	456,018	646,910
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(106,525)	(41,320)	(310,820)	(120,022)
Mine development costs	(5,824)	(14,561)	(31,511)	(35,690)
Acquisition of leased mineral rights	—	—	—	(3,500)
Acquisitions, net of cash acquired	—	—	(2,421)	2,533
Net cash used in investing activities	(112,349)	(55,881)	(344,752)	(156,679)
FINANCING ACTIVITIES:
Net cash used in financing activities	(166,835)	(90,486)	(253,935)	(140,404)
Net (decrease) increase in cash and cash equivalents	(140,610)	100,817	(142,669)	349,827
Cash and cash equivalents at beginning of period	827,421	644,849	829,480	395,839
Cash and cash equivalents at end of period	$686,811	$745,666	$686,811	$745,666

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$138,574	$247,184	$456,018	$646,910
Purchases of property, plant and equipment and mine development costs	(112,349)	(55,881)	(342,331)	(155,712)
Free cash flow(6)	$26,225	$191,303	$113,687	$491,198
Free cash flow conversion(7)	18.0%	111.5%	21.2%	58.0%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$686,811	$829,480
Short-term investments	8,913	8,608
Trade accounts receivable	268,124	151,826
Inventories, net	108,757	154,039
Prepaid expenses and other receivables	31,600	29,156
Total current assets	1,104,205	1,173,109
Mineral interests, net	82,636	88,636
Property, plant and equipment, net	1,006,859	738,947
Deferred income taxes	7,004	7,572
Other long-term assets	18,544	19,831
Total assets	$2,219,248	$2,028,095
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,019	$39,026
Accrued expenses	72,235	77,435
Short-term financing lease liabilities	13,690	24,089
Other current liabilities	14,017	12,574
Total current liabilities	143,961	153,124
Long-term debt	152,883	302,588
Asset retirement obligations	64,331	64,581
Long-term financing lease liabilities	9,829	9,002
Deferred income taxes	75,174	23,378
Other long-term liabilities	27,858	27,907
Total liabilities	474,036	580,580
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 54,239,955 issued and 52,018,114 outstanding as of September 30, 2023; 53,875,409 issued and 51,653,568 outstanding as of December 31, 2022)	542	539
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of September 30, 2023 and December 31, 2022)	(50,576)	(50,576)
Additional paid in capital	275,287	269,956
Retained earnings	1,519,959	1,227,596
Total stockholders’ equity	1,745,212	1,447,515
Total liabilities and stockholders’ equity	$2,219,248	$2,028,095